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Exhibit 99.2

Press Release

Wind Works Power Corp. enters Joint Venture to Build and Operate Transmission Facility in Germany

August 5, 2011

OTTAWA, ONTARIO--(MARKET WIRE)—August 5, 2011 – Wind Works Power Corp. (OTC BB:WWPW.OB - News)(Frankfurt:R5E1.F - News)(WKN: A0RPM2) is pleased to announce it has entered into a joint venture with Aquavent to build a high voltage, 110kV substation near its Burg I project site in Germany.

The substation will provide an interconnect for Wind Works’ 100% owned Wind Park Burg I and II projects, totaling 10 megawatts (MW). On July 6, 2011, Wind Works announced that Wind Park Burg I is fully permitted, fully financed, and will commence construction this Fall. Wind Park Burg II is expected to commence construction in the Fall of 2012.

The substation, with an approximate cost of 1.5 million Euro ($ 2.1 million), will be fully financed through the Burg I debt and equity project financing that is already in place. The substation will not only be available to connect Wind Park Burg I and II, but an additional 20MW in the same region, which Aquavent and other developers are planning. Once 30MW have been connected, Wind Works expects to generate recurring revenue by operating the substation equal to a 10% return on equity.

“This substation is a new business opportunity for Wind Works, and will create a new, recurring revenue stream for the Company”, comments Dr. Ingo Stuckmann, Wind Works’ President and CEO. “We are interested in owning transmission as it facilitates renewable energy projects. In addition, by providing critical transmission access, Wind Works intends to foster its original development activities, including the acquisition of new projects in the vicinity of our new substation.”

About Wind Works * Zero Emission People

Our mission is to provide the opportunity for people to participate in the development of renewable wind energy projects. We believe in making sound, environmentally conscious investments that are good for our shareholders and our planet. To eliminate one person`s carbon footprint of 10 tons each year (for Germany), it only takes a modern windmill 1 day by producing approx. 20,000 kilowatt hours of zero emission energy. For more information, please visit: www.windworkspower.com

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: The statements contained herein which are not historical are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements including, but not limited to, certain delays beyond the company's control, inability to successfully conclude negotiations currently in progress, and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission.